Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025, relating to the financial statements of Security National Financial Corporation, appearing in the Annual Report on Form 10-K of Security National Financial Corporation for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

July 14, 2025